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                                                                     Exhibit 2.2

                      ASSIGNMENT AND ASSUMPTION AGREEMENT

            THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this 26th day of March , 1999 by and among Oakmont Corporation, a California corporation ("Oakmont"), Hazelnut Partners, L.P., a California limited partnership ("Buyer") and Investors Financial Services Corp., a Delaware corporation (the "Company").

            WHEREAS, Oakmont is a party that certain Stock Purchase Agreement dated March 19, 1999 among Oakmont and the Company (the "Purchase Agreement");

            WHEREAS, Oakmont desires to transfer and assign to Buyer all of its rights under the Purchase Agreement and Buyer desires to assume all of Oakmont's obligations under the Purchase Agreement;

            NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1. Oakmont hereby irrevocably transfers, conveys, assigns and delivers to Buyer all of Oakmont's right, title and interest in, to and under the Purchase Agreement (the "Assigned Rights") to have and to hold the same unto Buyer, its successors and assigns, forever.

            2. Buyer hereby accepts the transfer, conveyance, assignment and delivery of the Assigned Rights and undertakes and agrees from and after the date hereof to assume and to pay, perform and discharge when due all of the obligations of Oakmont arising under or in connection with the Purchase Agreement (the "Assumed Obligations"). Buyer hereby agrees to indemnify and hold harmless Oakmont and its officers, directors, employees, agents and affiliates from any and all losses, liabilities and expenses (including attorneys' fees) caused by or arising out of any failure of Buyer to discharge any of the Assumed Obligations.

            3. At any time or from time to time after the date hereof, at the request of either Oakmont or Buyer, as the case may be, and without further consideration, Oakmont or Buyer, as the case may be, shall, at the request of the other party, execute and deliver to the requesting party such other instruments of sale, transfer, conveyance, assignment, confirmation and assumption, provide such materials and information and take such other actions as the requesting party may reasonably deem necessary or desirable in order more effectively, as applicable, to give effect to the agreements set forth herein.

            4. The Company hereby consents to the foregoing assignment and assumption, agrees that Buyer shall be the Investor under the Purchase Agreement and releases Oakmont from any liability thereunder, except that Oakmont shall not be released from liability for any breach by Oakmont of Section 5(a) of the Purchase Agreement.

            5. Buyer hereby represents and warrants to Oakmont and the Company that it is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended. Each of Buyer and Oakmont, severally but not jointly and as to itself alone, represents and warrants to the Company that this Assignment and Assumption Agreement is a valid and binding obligation of Buyer and Oakmont, as the case may be, enforceable by the Company against Buyer and Oakmont, as the case may be, in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as the enforceability thereof may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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            6. No person or entity, other than Oakmont, Buyer and the Company and their respective successors and assigns, shall have any rights under this Assignment and Assumption Agreement or the provisions contained herein.

            7. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to a contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

            8. This Assignment and Assumption Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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            IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assignment and Assumption Agreement on the day and year first above written.

                               OAKMONT CORPORATION


                               By: /s/Jonathan Jaffrey
                                  --------------------------------------
                                  Name:  Jonathan Jaffrey
                                  Title:  Managing Director


                               HAZELNUT PARTNERS, L.P.


                               By: /s/Robert Day
                                  --------------------------------------
                                  Name:  Robert Day
                                  Title:  General Partner


                               INVESTORS FINANCIAL SERVICES CORP.


                               By: /s/Kevin J. Sheehan
                                  --------------------------------------
                                  Name:  Kevin J. Sheehan
                                  Title:  President and Chief Executive Officer